Exhibit 99.1

Investor Relations Contact

Berry Allen

847-653-7375

Taylor Capital Group, Inc. Announces the Repurchase of $26.2 million of the Series B Preferred Stock

CHICAGO, IL — July 11, 2013 — Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC) the parent company of Cole Taylor Bank (the “Bank”), agreed to repurchase  26,200 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), in a privately negotiated transaction for an aggregate price of $26.2 million, its face liquidation amount, plus approximately $0.2 million of accrued but unpaid dividends at a current annual rate of 5.0%.  This repurchase is expected to settle on July 15, 2013, will be funded using available cash on hand at the Company and represents approximately 25% of the outstanding shares of Series B Preferred Stock.  Following completion of the repurchase, 78,623 shares of the Series B Preferred Stock will remain outstanding, representing a remaining liquidation amount of approximately $78.6 million.  This announcement, as well as additional information, can be found on Taylor Capital Group’s website: www.taylorcapitalgroup.com.

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.8 billion as of March 31, 2013.  Cole Taylor Bank specializes in serving the banking needs of closely held businesses and the people who own and manage them.

With its national businesses, Cole Taylor Bank also provides asset-based lending, commercial equipment financing and residential mortgage lending through a growing network of offices throughout the United States.

Visit www.coletaylor.com

 Forward-looking statements: Certain statements in this press release constitute forward-looking statements.  These forward-looking statements reflect our current expectation about certain prospects and opportunities, and anticipated or expected events. We have tried to identify these forward-looking statements by using words such as “may,”  “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our performance and actual events in

2013 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.